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                                  EXHIBIT (4)

                        INVESTMENT MANAGEMENT AGREEMENT

                               Statement of Facts

         A. On January 12, 1982, the Board of Directors of The Prudential Insurance Company of America ("Prudential") adopted a resolution establishing The Prudential Variable Contract Account-10 ("VCA-10") as a funding medium for such contracts on a variable basis sold and administered by Prudential as may be designated by it as participating therein.

         B. Pursuant to the requirements of the Investment Company Act of 1940 ("1940 Act") VCA-10 will be registered thereunder as an investment company.

         C. The 1940 Act forbids any person from acting as investment manager to a registered investment company except pursuant to a written contract and Prudential may be regarded as the investment manager of VCA-10.

                                   Agreement

         NOW THEREFORE, Prudential and VCA-10 do agree as follows:

         1. Prudential shall manage the investment and reinvestment of the assets held in VCA-10 in a manner consistent with the investment policies as set forth in the registration statement of VCA-10, as from time to time amended, under the 1940 Act.

         2. Prudential shall determine what securities shall be purchased or sold for VCA-10 and shall arrange for the necessary placement of orders and execution of transactions. All brokers' commissions, taxes or governmental fees attributable to transactions for VCA-10, and all other applicable taxes arising out of the investment operations of VCA-10, including income and capital gains taxes, if any, shall be charged against VCA-10.

         3. At least once each month Prudential shall furnish to The Prudential Variable Contract Account-10 Committee ("Committee") a schedule of the investments held in VCA-10 and shall include therein a statement of all purchases and sales made on behalf of VCA-10 during the period since the preceding report.

         4. For the services performed hereunder, Prudential will, in determining unit values under the contracts participating in VCA-10 and in the manner specified in such contracts, deduct an investment management fee at the effective annual rate of one-fourth of one percent (0.25 percent).
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         5.      This agreement shall remain in force until the first meeting of the participants in VCA-10, and from year to year thereafter, but only so long as such continuance is approved at least annually by the affirmative vote of a majority of the members of the Committee, including the specific approval of a majority of the members of the Committee who are not interested persons of Prudential, or by a majority of the votes cast by those persons having voting rights in respect of VCA-10, as provided for by the Rules and Regulations of VCA-10.

         6. This agreement shall automatically terminate in the event it shall not be approved by a majority of the votes cast by those persons having voting rights in respect of VCA-10 at their first meeting, or at any subsequent meeting at which the question of the renewal or continuance of this agreement shall be voted upon. This agreement shall also terminate automatically in the event of its assignment by Prudential.

         7. This agreement may be terminated at any time, and without payment of any penalty, by the Committee or by a majority of the votes cast by those persons having voting rights in respect of VCA-10, on 60 days' written notice to Prudential. This agreement may be terminated by Prudential on 90 days' written notice to the Committee.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 17th day of March, 1982.

                                           THE PRUDENTIAL INSURANCE COMPANY
                                           OF AMERICA

Attest:


/S/                                        By /S/
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Secretary                                  Vice President


                                           THE PRUDENTIAL VARIABLE CONTRACT
                                           ACCOUNT-10

Witnessed:

/S/                                        By /S/
--------------------------------              ---
Secretary to the Committee                 Chairman of the Committee